Exhibit 10.16

August 27, 2020

Movano Inc.

6200 Stoneridge Mall Rd., Suite 300

Pleasanton, CA 94588

Attention: Michael Leabman, CEO

Re:      Agreement

Dear Michael:

This letter agreement (the “Agreement”) between Movano Inc. (fka Maestro Sensors Inc.) (together with its subsidiaries and successors, the “Company”) and Emily Wang Fairbairn (“Emily”) and Maestro Venture Partners LLC, and each of my other affiliates and their respective affiliates, (the “Lead Investor”) amends and restates the Agreement dated March 14, 2018 between the Lead Investor and the Company (the “Original Agreement”).

1. Lead Investor Consideration. As consideration for the Lead Investor’s investment in the Company’s Series A Preferred Stock financing and the agreement to provide services as set forth in this Agreement, the Company agrees as follows:

a.	From March 14, 2018 until March 14, 2020 Emily provided business and financial advice from time to time as mutually agreed by the Company and Emily.

b.	The Lead Investor is hereby granted a right, exercisable by the Lead Investor at any time prior to the Company’s IPO (if any), to be appointed to the Company’s Board of Directors (“Board”) and, if requested by the Lead Investor (i) to be Chairwoman/Chairperson of the Board and (ii) to be a member of any executive search committee of the Board designated conduct any search for a chief executive officer of the Company (each of these Board rights shall be forfeited and may not be re-exercised if at any time the Lead Investor resigns from the Board). Lead Investor shall be compensated for service on the Board based on then-current market practice (which may include stock options, cash compensation or the like), subject to approval by the Board.

c.	The Lead Investor is hereby granted a pre-emptive right to purchase a percentage of any round of Company financing led by an investor purchasing Company securities (a “Strategic Investor”) primarily for strategic, rather than financial, reasons (“Strategic Round”) equal to the Lead Investor’s percentage ownership of the Company’s Common Stock (assuming conversion of all convertible securities) as of immediately prior to such Strategic Round. With respect to any such investment made by the Lead Investor, the Lead Investor will be entitled to be granted a warrant to purchase a number of shares of the class or series of capital stock issued or issuable (in the case of convertible securities) equal to 10% of the number of shares of capital stock issued or issuable (in the case of convertible securities) to the Lead Investor in such financing, with an exercise price no less than the effective purchase price per share of such capital stock issued or issuable to the Lead Investor.

d.	The Lead Investor is hereby granted a first right of first refusal to purchase up to 100% of any round of Company financing prior to an IPO that is not a Strategic Round. With respect to any such investment made by the Lead Investor, the Lead Investor will be entitled to be granted a warrant to purchase a number of shares of the class or series of capital stock issued or issuable (in the case of convertible securities) equal to 10% of the number of shares of capital stock issued or issuable (in the case of convertible securities) to the Lead Investor in such financing, with an exercise price no less than the effective purchase price per share of such capital stock issued or issuable to the Lead Investor. Notwithstanding the foregoing, in connection with the Lead Investor’s purchase of $500,000 of the Company’s convertible promissory notes pursuant to the offering of same, which is being completed on or about the date hereof, the Lead Investor shall be issued 10,000 warrants in the same form being issued to the placement agents engaged by the Company in connection therewith.

e.	The Lead Investor is hereby granted a pre-emptive right (subject to customary pro rata underwriter cutbacks) to purchase a percentage of Common Stock sold in the Company’s IPO (if any) equal to the Lead Investor’s percentage ownership of the Company’s Common Stock (assuming conversion of all convertible securities) as of immediately prior to such IPO.

2. Confidentiality. Lead Investor acknowledges that in connection with the Engagement, the Company will provide Lead Investor with information which the Company considers to be confidential, including its trade secrets (“Confidential Information”). Lead Investor agrees to employ all reasonable efforts to keep the Confidential Information secret and confidential, using no less than the degree of care employed by Lead Investor to preserve and safeguard its own confidential information, and shall not disclose or reveal the Confidential Information to anyone except its employees, Lead Investors, affiliates, attorney, accountants, advisors and contractors who have an obligation of confidentiality with Lead Investor and are directed to keep such information confidential, and, in each case, have a reasonable need to know such information. Lead Investor will not use the Confidential Information except in connection with its performance of services to the Company hereunder, unless disclosure is required by law, court order, or any government, regulatory or self-regulatory agency or body in the opinion of Lead Investor’s counsel, in which event Lead Investor will provide the Company with reasonable advance notice of such disclosure to enable the Company to seek a protective order or other available protection and, in the absence of any such protective order or other such protection, will disclose only the information it is advised by legal counsel is required to be disclosed. “Confidential Information” does not include information which (a) was in the public domain or readily available to the trade or the public prior to the date of the disclosure; (b) becomes generally available to the public in any manner or form through no fault of Lead Investor or its representatives; (c) was in Lead Investor’s possession or readily available to Lead Investor from another source not under obligation of secrecy to the Company or, with respect to such information, from another source not under obligation of secrecy to anyone with respect to such information, in each case prior to the first disclosure by the Company to Lead Investor of such information; (d) is rightfully received by Lead Investor from another source on a non-confidential basis without breach of any obligation of confidentiality to anyone; (e) is developed by or for Lead Investor without reference to or use of the Company’s Confidential Information; (f) is disclosed by the Company to an unaffiliated third party free of any obligation or reasonable expectation of confidence; or (g) is released for disclosure with the Company’s written consent. Notwithstanding any termination of this Agreement, Lead Investor’s confidentiality obligations (1) in respect of any material that qualifies as a “Trade Secret” under the Uniform Trade Secrets Act (“UTSA”) shall survive in perpetuity under the UTSA until such information ceases to be a Trade Secret, and (2) in respect of any non-Trade Secret, for a period of two (2) years from the date of disclosure by the Company to Lead Investor.

3. Indemnification. The Company hereby agrees to indemnify and hold harmless Lead Investor and its affiliates and each of their directors, officers, managers, agents, employees, members and counsel (collectively, the “Lead Investor Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof), joint or several, to which they or any of them may become subject under any statute or at common law, including any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, or response to third party subpoenas) incurred by them (“Losses”) in connection with any third party claims, litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, in each case, insofar as such losses, claims, liabilities, or litigation or Losses arise out of or are based upon any wrongful act of the Company (or any act that is alleged in good faith by a third party plaintiff or claimant not affiliated with and not serving as an agent or representative of Lead Investor to be a wrongful act of the Company) in connection with the Engagement; provided, however, they shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed or (ii) Losses determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have arisen from the willful misconduct or gross negligence of Lead Investor Indemnified Parties, in which case the Company will be liable only for the portion fairly allocated to the judicially determined wrongdoing of the Company. Lead Investor will indemnify the Company and its directors, officers, managers, agents, employees, members and counsel for Losses resulting from claims of third parties not affiliated with and not serving as an agent or representative of Company in any Proceeding of arising out of Lead Investor’s willful misconduct or gross negligence; provided that clauses (i) and (ii) above will apply mutatis mutandis to this sentence.

The provisions of this Section 4 shall survive any termination or expiration of this Agreement. This Section 4 will not apply to Emily’s service on the Company’s Board; provided however, that Emily will be offered the opportunity to enter into the Company’s standard form of indemnification agreement for directors of the Company in connection with such service.

4. Work Product and Announcements. Lead Investor’s advice rendered to the Company as part of this Engagement, if any, in whatever form, including written, electronic transmission, and oral, shall be considered work for hire and the property and intellectual property of the Company, and Lead Investor hereby assigns to the Company all right, title and interest in such advice and any related work product and any intellectual property therein. Any document or other written information prepared by Lead Investor in connection with this Engagement shall not be duplicated by the Lead Investor except as explicitly provided for hereunder or required by law or upon the written consent of the Company. The Lead Investor shall have no ownership or rights to any intellectual property, advice or work product that concerns the business or the related activities of the Company.

5. Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date actually received by the recipient; (c) if sent email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to Lead Investor shall be sent to: Emily Wang Fairbairn 10 Orinda View Rd. Orinda CA 94563	Notices to the Company shall be sent to: Movano Inc. 6200 Stoneridge Mall Rd., Suite 300 Pleasanton, CA 94588 Attention: Michael Leabman, CEO

6. Complete Agreement; Amendments; Assignment. This Agreement amends and restates Original Agreement and sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede and cancel any prior communications, understandings and agreements, whether oral or written, between Lead Investor and the Company. This Agreement may not be amended or modified except in writing. The rights of Lead Investor hereunder shall be freely assignable to any affiliate of Lead Investor, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties and their respective successors and assigns.

7. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Lead Investor Indemnified Parties by Section 4 of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

8. Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed in California, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 10 hereof shall be heard and determined exclusively in the state and federal courts located in San Francisco, California, and the Company and Lead Investor hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise.

9. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration before one arbitrator in San Francisco (with the exception of claims to enforce the indemnity provision contained herein), administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties hereby agree that this Section 10 shall survive the termination and/or expiration of this Agreement.

The Company’s and Lead Investor’s consent to Arbitration are confirmed by initialing below:

Company	Lead Investor

10. Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

11. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

12. Counterparts. This Agreement may be executed via facsimile or other electronic transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

Ascend Capital, LLC
Maestro Venture Partners LLC
Emily Wang Fairbairn

By:	/s/ Emily Wang Fairbairn
Emily Wang Fairbairn

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Movano Inc.

By:	/s/ Michael Leabman
Michael Leabman, CEO